As filed with the Securities and Exchange Commission on December 31, 2024

Registration No. 333-282666

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

(POST-EFFECTIVE AMENDMENT NO. 1)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALPHA COGNITION INC.

(Exact name of registrant as specified in its charter)

British Columbia	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1200 - 750 West Pender Street
Vancouver, BC, V6C 2T8
(604) 564-9244
(Address of Principal Executive Offices)

THE 2022 STOCK OPTION PLAN

THE 2023 STOCK OPTION PLAN

(Full title of the plans)

Michael McFadden
Chief Executive Officer
Alpha Cognition Inc.
1200 - 750 West Pender Street
Vancouver, BC, V6C 2T8(858) 344-4375

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jason K. Brenkert, Esq. Dorsey & Whitney LLP 1400 Wewatta Street, Suite 400 Denver, Colorado 80202 (303) 352-1133

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT

This post-effective amendment no. 1 (the “Post-Effective Amendment No. 1”) relates to the Registration Statement on Form S-8 (No. 333-282666) filed with the Securities and Exchange Commission (the “SEC”) by Alpha Cognition Inc. (the “Company”) on October 15, 2024 (the “October 2024 S-8”), and is being filed to adjust the number of securities covered by the October 2024 S-8 pursuant to Rule 416(b) of the Securities Act of 1933 (the “Securities Act”), and related interpretations of the staff of the SEC.

The October 2024 S-8 registered 20,399,367 common shares issuable upon exercise of outstanding options under the Company’s 2022 Stock Option Plan and 2023 Stock Option Plan (the “Plans”) and 9,771,740 common shares issuable upon options to be granted under the Plans.

On November 5, 2024, the Company completed a 1-for-25 reverse stock split of its common shares, no par value. Accordingly, the purpose of this Post-Effective Amendment No. 1 is to proportionately reduce the number of common shares issuable upon exercise of options registered under the October 2024 S-8. As a result, as of November 5, 2024, on a post-reverse split basis, the October 2024 S-8 now covers a maximum of 815,975  common shares issuable upon exercise of outstanding options under the Plans and 390,870  common shares issuable upon exercise of options to be granted under the Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to plan participants as required by Rule 428(b)(1).

Item 2. Registrant Information and Employee Plan Annual Information.

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to plan participants as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the SEC are incorporated by reference into this Registration Statement:

(a)	The Company’s prospectus and amendments and supplements related thereto filed with the Commission pursuant to Rule 424(b) under the Securities Act on November 13, 2024 (the “Prospectus”), relating to the Registration Statement on Form S-1, as amended (File No. 333-280196), which contains the Company’s audited financial statements for the latest fiscal year ended December 31, 2023;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the Commission on August 12, 2024;

(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the Commission on November 14, 2024; and

(d)	All other reports of the Company filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act of ‘34”), since the end of the latest fiscal year ended December 31, 2023 for which financial statements are contained in the Prospectus incorporated by reference herein pursuant to (a) above.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents, except that information furnished to the Commission under Item 2.02 or Item 7.01 in Current Reports on Form 8-K and any exhibit relating to such information, shall not be deemed to be incorporated by reference in this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The corporate laws of British Columbia allow us, and our corporate articles require us (subject to the provisions of the BCBCA noted below), to indemnify our Directors, former Directors, alternate Directors and their heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each Director and alternate Director is deemed to have contracted with the Company on the terms of the indemnity contained in our articles.

For the purposes of such an indemnification:

“eligible party”, in relation to the Company, means an individual who

(1)	is or was a Director or officer of the Company,

(2)	is or was a director or officer of another corporation

(i)	at a time when the corporation is or was an affiliate of the Company, or

(ii)	at the request of the Company, or

(3)	at the request of the Company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and includes, except in the definition of “eligible proceeding” and certain other cases, the heirs and personal or other legal representatives of that individual;

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation:

(1)	is or may be joined as a party, or

(2)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding; and

“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

In addition, under the BCBCA, the Company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided that the Company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the restrictions noted below, the eligible party will repay the amounts advanced.

Notwithstanding the provisions of the Company’s articles noted above, the Company must not indemnify an eligible party or pay the expenses of an eligible party, if any of the following circumstances apply:

(1)	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(2)	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(3)	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be;

(4)	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

In addition, if an eligible proceeding is brought against an eligible party by or on behalf of the Company or by or on behalf of an associated corporation, the Company must not do either of the following:

(1)	indemnify the eligible party under section 160 (a) in respect of the proceeding; or

(2)	pay the expenses of the eligible party in respect of the proceeding.

Notwithstanding any of the foregoing, and whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA or the articles of the Company, on the application of the Company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

(1)	order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(2)	order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(3)	order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

(4)	order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section;

(5)	make any other order the court considers appropriate.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit

4.1	Specimen common share certificate, incorporated by reference to Exhbit 4.1 to the Company’s Registration Statement on Form S-1 as filed with the Commission on April 30, 2024
4.2	Escrow Agreement by and between the Company, Computershare Investor Services Inc. and certain stockholders of the Company dated March 18, 2021, incorporated by reference to Exhbit 4.2 to the Company’s Registration Statement on Form S-1 as filed with the Commission on April 30, 2024
4.3	2022 Stock Option Plan, incorporated by reference to Exhbit 10.2 to the Company’s Registration Statement on Form S-1 as filed with the Commission on April 30, 2024
4.4	2023 Stock Option Plan, incorporated by reference to Exhbit 10.3 to the Company’s Registration Statement on Form S-1 as filed with the Commission on April 30, 2024
5.1*	Form of Opinion of Morton Law, LLP, Canadian counsel to the Company
23.1*	Consent of Manning Elliot LLP, an Independent Registered Public Accounting Firm
23.2*	Consent of Morton Law LLP (included as part of Exhibit 5.1 hereto)
24.1	Power of Attorney (incorporated by reference to the signature page to the Company’s Registration Statement on Form S-8 as filed with the Commission on October 15, 2024)

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of ’34 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of ‘34 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of ‘34) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on December 31, 2024.

ALPHA COGNITION INC.

By	/s/ Michael McFadden
Michael McFadden
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Michael McFadden		Dated: December 31, 2024
Name: Michael McFadden Title: Chief Executive Officer and Director (Principal Executive Officer)

/s/ Henry Du		Dated: December 31, 2024
Name: Henry Du Title: Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Len Mertz*		Dated: December 31, 2024
Name: Len Mertz Title: Chairman and Director

/s/ John Havens*		Dated: December 31, 2024
Name: John Havens Title: Director

/s/ Phillip Mertz*		Dated: December 31, 2024
Name: Phillip Mertz Title: Director

/s/ Rajeev Bakshi*		Dated: December 31, 2024
Name: Rajeev Bakshi Title: Director

/s/ Ken Cawkell*		Dated: December 31, 2024
Name: Ken Cawkell Title: Director

* - By:	/s/ Michael McFadden	Dated: December 31, 2024
Named: Michael McFadden Title: Attorney-in -Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of the Registrant in the United States, on December 31, 2024.

By:	/s/ Michael McFadden
	Name:	Michael McFadden
	Title:	Chief Executive Officer and Director